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                                                                    EXHIBIT 99.1



[MENTOR GRAPHICS LOGO]

FOR IMMEDIATE RELEASE


                           MENTOR GRAPHICS CORPORATION
                     CLOSES TENDER OFFER FOR INNOVEDA, INC.

WILSONVILLE, OR - May 29, 2002 - Mentor Graphics Corporation (Nasdaq: MENT) today announced the completion of its cash tender offer for the shares of common stock of Innoveda, Inc. (Nasdaq: INOV) at a price of $3.95 per share.

The tender offer expired at 12:00 midnight New York City time on May 28, 2002. Based on preliminary information from the depositary for the offer, Innoveda stockholders had validly tendered and not withdrawn 39,517,200 shares of Innoveda common stock during the tender offer, which represents approximately 94.4% of Innoveda's outstanding common stock.

Mentor intends to acquire the remaining shares of Innoveda common stock through a short-form merger in which all remaining Innoveda stockholders who did not tender their shares in the tender offer will receive the same $3.95 per share in cash paid in the tender offer. Stockholders will receive information in the mail on how to receive payment for their shares.

ABOUT INNOVEDA

Innoveda, Inc. (Nasdaq: INOV) is a worldwide leader in electronic design automation (EDA) technology, software and services for businesses in the consumer electronics, computer, telecommunications, automotive and aerospace industries. Innoveda's innovative solutions are intended to empower people for mission-critical areas of the design process. Headquartered in Marlboro, Massachusetts, Innoveda has sales offices and research centers worldwide. Additional information can be found at: www.innoveda.com.
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ABOUT MENTOR GRAPHICS

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, Mentor Graphics reported revenues over the last 12 months of more than $600 million and employs approximately 3,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: www.mentor.com.

CONTACTS

For Mentor Graphics Corporation
Ryerson Schwark
503/685-1660

or

The Abernathy MacGregor Group
Chuck Burgess
Jason Thompson
212/371-5999

For Innoveda, Inc.
Len Harmon
508/303-5346